Exhibit 99.3

MAX CAPITAL GROUP ANNOUNCES $0.10 DIVIDEND

HAMILTON, BERMUDA, May 3, 2010—Max Capital Group Ltd. (NASDAQ: MXGL; BSX: MXGL.BH) announced today that the Company’s Board of Directors, at a meeting held on May 3, 2010, declared a dividend of $0.10 per share. The dividend is payable on June 4, 2010, to shareholders of record as of May 24, 2010.

Operating from offices in Bermuda, Ireland, the USA, Latin America and at Lloyd’s, Max Capital Group Ltd. is a global enterprise dedicated to providing diversified specialty insurance and reinsurance products to corporations, public entities, property and casualty insurers, and life and health insurers in major markets worldwide.

Cautionary Note Regarding Forward-Looking Statements

This press release may include forward-looking statements, both with respect to Max and its industry, that reflect its current views with respect to future events and financial performance. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may” and similar statements of a future or forward-looking nature identify forward-looking statements. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and you should not place undue reliance on any such statements.

Max believes that these factors include, but are not limited to, the following: (1) the adequacy of loss reserves and the need to adjust such reserves as claims develop over time; (2) the failure of any of the loss limitation methods employed; (3) the effects of emerging claims and coverage issues; (4) changes in general economic conditions, including changes in capital and credit markets; (5) the effect of competition and cyclical trends, including with respect to demand and pricing in the insurance and reinsurance markets; (6) any lowering or loss of financial ratings; (7) the occurrence of natural or man-made catastrophic events with a frequency or severity exceeding expectations; (8) the loss of business provided to Max by its major brokers; (9) the effect on Max’s investment portfolio of changing financial market conditions including inflation, interest rates, liquidity and other factors; (10) tax and regulatory changes and conditions; (11) the integration of Harbor Point Limited or new business ventures Max may enter into; and (12) retention of key personnel, as well as management’s response to any of the aforementioned factors.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the Risk Factors included in Max’s most recent report on Form 10-K and other documents on file with the Securities and Exchange Commission. Any forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Max will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Max or its business or operations. Max undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Contacts Susan Spivak Bernstein Senior Vice President susan.spivak@maxcapservices.com 1-212-898-6640	Roanne Kulakoff Kekst and Company roanne-kulakoff@kekst.com 1-212-521-4837